Exhibit 10.21

ASPEN INSURANCE U.S. SERVICES, INC.

DEFERRED COMPENSATION PLAN

Effective January 1, 2012

ASPEN INSURANCE U.S. SERVICES, INC.

DEFERRED COMPENSATION PLAN

ARTICLE I - PURPOSE; EFFECTIVE DATE

1.1.	Purpose. The purpose of this ASPEN INSURANCE U.S. SERVICES, INC. Deferred Compensation Plan (hereinafter, the “Plan”) is to provide a select group of management and highly compensated employees of ASPEN INSURANCE U.S. SERVICES, INC. and its selected subsidiaries and/or affiliates, with supplemental retirement benefits due primarily to the limitations imposed on benefits payable under tax-qualified retirement plans . It is intended that this Plan, by providing this supplemental retirement benefit, will assist the Company in retaining and attracting individuals of exceptional ability by providing them with these benefits.

1.2.	Effective Date. The Plan shall be effective as of January 1, 2012 and shall apply only to amounts earned and payable after January 1, 2012.

1.3.	Plan Type. For purposes of §409A, this Plan shall be considered a nonelective account balance plan as defined in Treas. Reg. §1.409A -1(c)(2)(i)(B), or as otherwise provided by the Code.

ARTICLE II - DEFINITIONS

For the purpose of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1.	Account(s). “Account(s)” means the account or accounts maintained on the books of the Company used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets.

2.2.	Beneficiary. “Beneficiary” means the person(s) designated by the Participant, entitled under Article VI to receive any Plan benefits payable after the Participant’s death.

2.3.	Board. “Board” means the Board of Directors of the Company.

2.4.	Change in Control. “Change in Control” shall occur upon the first of the following events:

a)	Any direct or indirect acquisition by a “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Act”)) after which the “person” or “group” is the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than thirty (30) percent of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of the Board; provided, however, that “person” or “group” will not include the Company, any entity under common control with the Company (within the meaning of Code Section 414), or any employee benefit plan of any entity described in this subsection (a); or,

2  |  Page

b)	The adoption or authorization by the shareholders of the Company of a definitive agreement or a series of related agreements for either the merger or other business combination of the Company with or into another entity in which the shareholders of the Company immediately before the effective date of that merger or other business combination own less than fifty (50) percent of the voting power entitled to be exercised in the election of the board of directors of the entity immediately after the effective date of that merger or other business combination; or for the sale or other disposition of all or substantially all of the assets of the Company; or

c)	The adoption by the shareholders of the Company of a plan relating to the liquidation or dissolution of the Company.

2.5.	Code. “Code” means the Internal Revenue Code of 1986, as may be amended from time to time. Any reference in this Plan to “applicable guidance”, “further guidance” or other similar term shall include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to or in connection with Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

2.6.	Committee. “Committee” means the Committee appointed by the Board to administer the Plan pursuant to Article VII. The initial Committee shall be the Aspen US Retirement Committee.

2.7.	Company. “Company” means ASPEN INSURANCE U.S. SERVICES, INC., a Massachusetts-based corporation, and any directly or indirectly affiliated subsidiary corporations, any other affiliate designated by the Board, or any successor to the business thereof.

2.8.	Compensation. “Compensation” means the base salary only payable to and earned by a Participant with respect to employment services performed for the Company by the Participant and considered to be “wages” for purposes of federal income tax withholding. For purposes of this Plan only, Compensation shall be calculated before reduction for any amounts deferred by the Participant pursuant to the Company’s tax qualified plans which may be maintained under Section 401(k) or Section 125 of the Code, or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation. Inclusion of any other forms of compensation is subject to Committee Approval.

2.9.	Contribution. “Contribution” means the contribution made by the Company and credited to a Participant’s Account under Section 4.4, below, which may consist of Matching Contributions, Profit Sharing Contributions and Discretionary Contributions. Contributions shall be determined as provided by the Board.

2.10.	Determination Date. “Determination Date” means each calendar day.

2.11.	Discretionary Contribution. “Discretionary Contribution” means the Company contribution credited to a Participant’s Account(s) under Section 4.3, below.

3  |  Page

2.12.

Distribution Election. “Distribution Election” means the form prescribed by the Committee and completed by the Participant to indicate the chosen form of payment for benefits under this Plan. The Distribution Election must be completed at a time and in a manner determined by the Committee, generally within thirty (30) days of becoming eligible to participate in this Plan, but in no event will the Distribution Election be completed later than January 30th of the calendar year immediately following the first year in which the Participant has accrued a benefit under this Plan.

2.13.	Interest. “Interest” means the amount credited to or charged against a Participant’s Account(s) on each Determination Date, which shall be based on: (1) the rate specified by the Committee in their sole discretion, or (ii) an independently established index specified by the Committee in their sole discretion. The initial Interest to be used shall be the London Interbank Offered Rate (“LIBOR”), as published by Thomas Reuters Corporation on the last business day of December plus two percentage points (LIBOR plus 2%) and shall remain in effect for the following calendar year, or until changed by the Committee in their sole discretion, if earlier.

2.14.	Matching Contribution. “Matching Contribution” means the Company contribution credited to a Participant’s Account(s) under Section 4.3, below, as determined by the Committee in its sole discretion.

2.15.	Participant. “Participant” means any employee of the Company who is eligible, pursuant to Section 3.1, below, to participate in this Plan, and is credited with a Contribution under this Plan in accordance with Section 4.3, below. Such employee shall remain a Participant in this Plan for the period of deferral and until such time as all vested benefits payable under this Plan have been paid in accordance with the provisions hereof.

2.16.	Pension Plan. “Pension Plan” means the profit sharing plan maintained by the Company which permits voluntary deferrals under IRC §401(k), or any other successor defined contribution plan maintained by the Company that qualifies under Section 401(a) of the Code and is intended to provide profit sharing contributions and permit voluntary deferrals as permitted by Section 401(k) of the Code.

2.17.	Plan. “Plan” means this ASPEN INSURANCE U.S. SERVICES, INC. Deferred Compensation Plan as may be amended from time to time.

2.18.	Profit Sharing Contribution. “Profit Sharing Contribution” means the Company contribution credited to a Participant’s Account(s) under Section 4.3, below, as determined by the Committee in its sole discretion.

2.19.	Retirement. “Retirement” means the termination of a Participant’s employment with the Company, for reasons other than death or Disability, on or after the earlier of the attainment of age 65 or the attainment of age fifty-five (55) with at least ten (10) Years of Service with the Company.

2.20.	Separation from Service. “Separation from Service”, “termination of employment”, or other similar term means the Participant’s “separation from service” with the Company, for any reason, within the meaning of Section 409A of the Code, and Treas. Reg. §1.409A-1(h) and other applicable guidance.

4  |  Page

2.21.	Year(s) of Service. “Year(s) of Service” means the number of years of service as determined under the Pension Plan, a tax qualified retirement plan maintained by the Company as it may be amended at any time, and any successor to it.

ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.1.	Eligibility and Participation.

(a)	Eligibility. Eligibility to participate in the Plan shall be limited to those select key employees of the Company who are designated and approved by the Committee, and who make up a group of management or highly compensated employees consistent with maintaining this Plan as an Unfunded Plan as provided in Section 10.1.

(b)	Participation. An employee’s participation in the Plan shall be effective upon the employee first becoming eligible to participate, and the completion and submission of any enrollment forms deemed necessary by the Committee.

3.2.	Change in Status. If the Committee determines that a Participant’s employment performance is no longer at a level that warrants reward through participation in this Plan, but does not terminate the Participant’s employment with Company, the Participant’s existing deferral commitment, if any, shall terminate at the end of the deferral period, and no new deferral commitment may be made by such Participant, if permitted by the terms of this Plan, after notice of such determination is given by the Committee, unless the Participant later satisfies the requirements of Section 3.1.

3.3.	Default Provisions. If a Participant does not take certain actions under this Plan, or if the action is not properly or timely taken, the following will apply:

(a)	If no form of payment has been elected - treat as if five (5) annual installments were elected.

ARTICLE IV - DEFERRED ACCOUNT

4.1.	Accounts. Any Contributions and Interest shall be credited to the Participant’s Account. This Account shall be used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets.

5  |  Page

4.2.	Timing of Credits; Withholding. Any Contributions shall be credited to the Participant’s Account as provided in Section 4.3, or as otherwise specified by the Committee. Any withholding of taxes or other amounts with respect to deferred Compensation that is required by local, state or federal law shall be withheld in accordance with applicable law from the Participant’s non-deferred Compensation to the maximum extent possible, and any remaining amount shall reduce the amount of the Contributions credited to the Account in a manner specified by the Committee.

4.3.	Contributions. Contributions for each Participant shall be determined each year as provided by the terms of this Plan and shall be credited at such times as determined by the Committee, but in no event will contributions be made later than as of December 31 with respect to amounts credited related to Compensation earned in that calendar year. A Participant must be employed by the Company on the date that any Contributions are credited to the Participant’s Account. Unless otherwise specified by the Committee, the amount of such Contributions shall be equal to the sum of:

a)	Matching Contributions - an amount equal to (a) minus (b) where (a) is equal to the full amount of matching contributions that would have been made to the account of the Participant under the Pension Plan, assuming that such Participant each year contributed the maximum amount of elective deferral contributions permitted thereunder with respect to such year, and (b) is equal to the actual amount of matching contribution made to the Pension Plan with respect to such year.

b)	Profit Sharing Contributions - the Participant’s Compensation in the prior calendar year which is in excess of the Compensation Limit as defined in §401(a)(17) of the Code applicable for such prior year multiplied by a percentage which is equal to the contribution percentage level applicable to profit sharing contributions under the Pension Plan applicable for such prior year;

c)	Discretionary Contributions - any discretionary Contribution which the appropriate party under the terms of this Plan may, in its sole discretion, designate.

4.4.	Determination of Accounts. Each Participant’s Account as of each Determination Date shall consist of the balance of the Account as of the immediately preceding Determination Date, adjusted as follows:

a)	Company Contributions. Each Account shall be increased by any Contributions credited since such prior Determination Date as set forth above in this Article or as otherwise directed by the Committee.

b)	Distributions. Each Account shall be reduced by the amount of each benefit payment made from that Account since the prior Determination Date.

c)	Interest. Each Account shall be increased or decreased by the Interest credited to such Account since such Determination Date in a manner provided by the Committee in its sole discretion.

6  |  Page

4.5.	Vesting of Accounts. Unless otherwise set forth below, each Participant shall be one hundred percent (100%) vested in the amounts credited to such Participant’s Account and Interest thereon as follows:

a)	With respect to any Profit Sharing Contributions and Interest thereon, upon the completion of three (3) Years of Service;

b)	With respect to any Discretionary Contributions and Interest thereon, upon the completion of three (3) Years of Service or as may be provided by the Committee in writing in their sole discretion;

c)	Attaining age sixty-five (65) while still employed with the Company;

d)	Death; and,

e)	Change of Control.

ARTICLE V - PLAN BENEFITS

5.1.	Normal Payment. Unless otherwise provided by the Committee in writing prior to the commencement of participation, the vested portion of a Participant’s Account shall be as distributed as soon as practical after the date that is six months following the date of the Participant’s Separation from Service. The form of benefit payment shall be that form selected by the Participant in the first Distribution Election coincident with the initial crediting of amounts into the Account, and as permitted pursuant to Section 5.3 below, except that if the Participant terminates employment prior to Retirement, in which event, the Account shall be paid in the form of a lump sum payment. If the Form of Payment selected provides for subsequent payments, subsequent payments shall be made on or about the anniversary of the initial payment.

5.2.	Death Benefit. Upon the death of a Participant prior to the commencement of benefits under this Plan or after commencement but prior to the complete payment from the Account, the Company shall pay to the Participant’s Beneficiary an amount equal to the remaining unpaid vested Account balance in the form of a lump sum payment as soon as practical following the Participant’s death.

5.3.	Form of Payment. Unless otherwise specified in this Article, the benefits payable from any Account under this Plan shall be paid in the form of benefit as provided below, and specified by the Participant in the Distribution Election applicable to that Account at the time of the initial deferral or credit to that Account. The permitted forms of benefit payments are:

a)	A lump sum amount which is equal to the vested Account balance; and

b)	Annual installments for a period of up to ten (10) years where the annual payment shall be equal to the balance of the Account immediately prior to the payment, multiplied by a fraction, the numerator of which is one (1) and the denominator of which commences at the number of annual payment initially chosen and is reduced by one (1) in each succeeding year.

7  |  Page

5.4.	Withholding; Payroll Taxes. The Company shall withhold from any payment made pursuant to this Plan any taxes required to be withheld from such payments under local, state or federal law.

5.5.	Payments in Connection with a Domestic Relations Order. Notwithstanding anything else to the contrary, the Company may make distributions to someone other than the Participant if such payment is necessary to comply with a domestic relations order, as defined in §414(p)(1)(B), involving the Participant. Where the domestic relations order permits discretion on the part of the non-Participant spouse and such discretion has not been exercised, the Company shall distribute to the non-Participant spouse the amounts subject to the order as soon as practical.

5.6.	Limited Cash-Out. Notwithstanding anything else to the contrary, the Company, in its sole discretion, may require a lump sum distribution of a Participant’s Account if such distribution results in the termination and liquidation of the entire Account and all agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c)(2), provided that the aggregate distribution under the arrangements is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), as in effect in the year of distribution.

5.7.	Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee and Company from all liability with respect to such benefit.

5.8.	Effect of Payment. The full payment of the applicable benefit under this Article V shall completely discharge all obligations on the part of the Company to the Participant (and the Participant’s Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Participant’s Beneficiary’s) rights under this Plan shall terminate.

5.9.	Payments Upon Inclusion Under § 409A. The Company may accelerate the time or schedule of a payment to a Participant to pay an amount the Participant includes in income as a result of the Plan failing to meet the requirements of Code Section 409A. Such payment shall not exceed the amount required to be included in income as a result of the failure to comply with Code Section 409A.

ARTICLE VI - BENEFICIARY DESIGNATION

6.1.	Beneficiary Designation. Each Participant shall have the right, at any time, to designate one (1) or more Beneficiaries (both primary as well as secondary) to whom benefits under

8  |  Page

this Plan and/or prior plans shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s vested Account balance. Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant’s lifetime.

6.2.	Changing Beneficiary. Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee.

6.3.	No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant predeceases the Participant or dies before complete distribution of the Participant’s benefits, the Participant’s benefits under this Plan shall be payable to the Participant’s surviving spouse, if any, or then to the Participant’s estate.

6.4.	Effect of Payment. Payment to the Beneficiary or the Participant’s estate shall completely discharge the Company’s obligations under this Plan.

ARTICLE VII - ADMINISTRATION

7.1.	Committee; Duties. This Plan shall be administered by the Committee. The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as they may arise in such administration. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under this Plan.

7.2.	Agents. The Committee may, from time to time, employ agents, including employees of the Company, and delegate to them such administrative or other duties as are required under the Plan and as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

7.3.	Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.4.	Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, except in the case of such member’s gross negligence or willful misconduct.

9  |  Page

ARTICLE VIII - CLAIMS PROCEDURE

8.1.	Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as “Claimant”), or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practical, but in no event later than ninety (90) days after receiving the initial claim (or no later than forty-five (45) days after receiving the initial claim regarding a Disability under this Plan).

8.2.	Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

a)	The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

b)	A description of any additional material or information required and an explanation of why it is necessary, in which event the time frames listed in section 8.1 shall be one hundred and eighty (180) and seventy-five (75) days from the date of the initial claim respectively; and

c)	An explanation of the Plan’s claim review procedure.

8.3.	Review of Claim. Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) may request a review by notice given in writing to the Committee. Such request must be made within sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) after receipt by the Committee of Claimant’s claim or request. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the Claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4.	Final Decision. The decision on review shall normally be made within sixty (60) days (or forty-five (45) days in the event of a claim regarding a Disability) after the Committee’s receipt of claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days (or ninety (90) days in the event of a claim regarding a Disability). The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

10  |  Page

ARTICLE IX - AMENDMENT AND TERMINATION OF PLAN

9.1.	Amendment. The Company, acting through the Board or the Board’s authorized delegate, may at any time amend the Plan in whole or in part by written instrument, notice of which is given to all Participants and to any Beneficiary receiving installment payments, provided, however, that no amendment shall reduce the amount accrued in any Account as of the date such notice of the amendment is given. Notwithstanding the foregoing or any provision of the Plan to the contrary, the Company may at any time (in its sole discretion and without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan or take any other action, to the extent necessary or advisable to conform the provisions of the Plan with Section 409A of the Code, the regulations issued thereunder or an exception thereto, regardless of whether such modification, amendment or termination of this Plan or other action shall adversely affect the rights of a Participant under the Plan. Termination of this Plan shall not be a distribution event under the Plan unless otherwise permitted under Section 409A.

9.2.	Termination of the Plan. The Board may, in its sole discretion, terminate the entire Plan, and require distribution of all benefits due under the Plan or portion thereof, provided that:

a)	The termination of the Plan does not occur proximate to a downturn in the financial health, as determined by the Committee, of the Company;

b)	The Company also terminates all other plans or arrangements which are considered to be of a similar type as defined in Treas. Reg. §1.409A -1(c)(2)(i), or as otherwise provided by the Code, as this Plan;

c)	No payments made in connection with the termination of the Plan shall occur earlier than 12 months following the Plan termination date other than payments the Plan would have made irrespective of Plan termination;

d)	All payments made in connection with the termination of the Plan are completed within 24 months following the Plan termination date;

e)	The Company does not establish a new plan of a similar type as defined in Treas. Reg. §1.409A -1(c)(2)(i), within 3 years following the Plan termination date; and,

f)	The Company meets any other requirements deemed necessary to comply with provisions of the Code and applicable regulations which permit the acceleration of the time and form of payment made in connection with plan terminations and liquidations.

11  |  Page

ARTICLE X - MISCELLANEOUS

10.1.	Unfunded Plan. This Plan is an unfunded and unsecured plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

10.2.	Company Obligation. The obligation to make benefit payments to any Participant under the Plan shall be an obligation solely of the Company with respect to the deferred Compensation receivable from, and contributions by, the Company and shall not be an obligation of another company.

10.3.	Unsecured General Creditor. Neither the Company nor this Plan gives the Participant any beneficial ownership interest in any assets of the Company. To the extent that any Participant or Beneficiary or other person acquires a right to receive payments under the Plan, such right shall be no greater than the right, and each Participant and Beneficiary shall at all times have the status, of a general unsecured creditor of the Company.

10.4.	Nonalienation/Nonassignability. Except as may be required by law, neither the Participant nor any Beneficiary shall have the right to, directly or indirectly, alienate, assign, transfer, pledge, anticipate or encumber (except by reason of death) any amount that is or may be payable hereunder, including in respect of any liability of a Participant or Beneficiary for alimony or other payments for the support of a spouse, former spouse, child or other dependent, prior to actually being received by the Participant or Beneficiary hereunder, nor shall the Participant’s or Beneficiary’s rights to benefit payments under the Plan be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or Beneficiary or to the debts, contracts, liabilities, engagements, or torts of any Participant or Beneficiary, or transfer by operation of law in the event of bankruptcy or insolvency of the Participant or any Beneficiary, or any legal process.

10.5.	Not a Contract of Employment. This Plan shall not constitute a contract of employment between Company and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

10.6.	Protective Provisions. A Participant will cooperate with Company by furnishing any and all information requested by Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Company may deem necessary and taking such other action as may be requested by Company.

12  |  Page

10.7.	Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Massachusetts, without regard to conflicts of laws principles, except as preempted by federal law.

10.8.	Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.9.	Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail or recognized overnight delivery service. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the third business day following the date shown on the postmark on the receipt for registration or certification. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in Company’s records.

10.10.	Successors. The provisions of this Plan shall bind and inure to the benefit of Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Company, and successors of any such corporation or other business entity.

ASPEN INSURANCE U.S. SERVICES, INC.

BY:	/s/ J. Mark Jones

Name:	J. Mark Jones

Title:	Chief Financial Officer

DATED:	1/8/2013

13  |  Page